Exhibit 8.2

November 2, 2020

Resource Apartment REIT III, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as counsel to Resource Apartment REIT III, Inc., a Maryland corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger (as amended or supplemented through the date hereof, the “Merger Agreement”), dated as of September 8, 2020, by and among Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation (“REIT II”),  RRE Opportunity OP II, LP, a Delaware limited partnership and the operating partnership of REIT II, Revolution III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), the Company, and Resource Apartment OP III, LP, a Delaware limited partnership and the operating partnership of the Company, pursuant to which the Company will merge with and into Merger Sub (the “Merger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. At your request, and as required under Section 8.2(f) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax matters.
In providing our opinion, we have examined the Merger Agreement, the Registration Statement on Form S-4 filed by REIT II and the Company on October 20, 2020 (Registration No. 333-249573, including the proxy statement/prospectus contained therein, as amended or supplemented on the date hereof, the “Registration Statement”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the factual statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, (iii) the factual statements in the Registration Statement are true, complete and correct, (iv) the statements and representations made by the Company and REIT II in their respective certificate of representations dated as of the date hereof and delivered to us for purposes of this opinion (the “Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Merger Effective Time, without regard to any qualification as to knowledge, intention or belief, and (v) the Company, REIT II and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Resource Apartment REIT III, Inc. November 2, 2020 Page 2

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, including our reliance on the Certificates, we are of the opinion that, under currently applicable United States federal income tax law, the Merger (specifically, the merger of REIT III with and into Merger Sub) will qualify as a reorganization within the meaning of Section 368(a) of the Code.
We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement and the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable Law or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.
This opinion letter has been prepared for you solely in connection with the filing of Amendment No. 1 to the Registration Statement, and may not be relied upon by you for any other purpose, or distributed, furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion provided that this opinion may be relied upon by persons entitled to do so pursuant to applicable provisions of federal securities law.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Miles & Stockbridge P.C. in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Jeffrey A. Markowitz
Principal